Exhibit 10.26

SECURED FULL RECOURSE PROMISSORY NOTE

Principal Amount: U.S. [ ]	Issuance Date: ________, 201__

_____________, an individual (the “Maker”), for value received, hereby promises to pay to the order of AXONICS MODULATION TECHNOLOGIES, INC., a Delaware corporation (the “Holder”), or to the Holder’s registered assigns, the principal amount set forth above, together with accrued and unpaid interest, on or before the Maturity Date (as defined in Section 1 below) as provided herein. This Secured Full Recourse Promissory Note (the “Note”) is being tendered by Maker to Holder pursuant to that certain Stock Option Agreement, of even date herewith, by and between Maker and Holder (the “Purchase Agreement”), and is issued as consideration for the purchase by Maker of _____________ (____) shares (the “Shares”) of Common Stock of Holder pursuant to the Purchase Agreement.

1. Maturity Date. The principal amount of this Note, together with any accrued and unpaid interest (computed in accordance with Section 2 below), shall be paid in full upon the first to occur of any of the following events (the “Maturity Date”): (i) upon any sale or other disposition of all or any portion of the Shares (including Holder’s repurchase of such Shares); (ii) upon termination of the Maker’s “Continuous Service” (as defined in the Holder’s 2014 Stock Incentive Plan) for any reason whatsoever; (iii) the latest date when repayment must be made in order to prevent a violation of §13(k) of the Securities Exchange Act of 1934, as amended; or (iv) the five (5) year anniversary of the date of this Note. On the Maturity Date, the Maker shall pay to the Holder, at the Holder’s principal place of business or at such other place as the Holder may direct, an amount in cash representing any outstanding principal and accrued and unpaid interest, and the Holder shall surrender this Note to Maker upon request and receipt of all payments required under this Note. All payments made under this Note shall be made in the lawful tender of the United States of America by check or by wire transfer to an account designated by Holder. In the event that the Maker only disposes of a portion of the Shares, the sales proceeds shall be applied to the unpaid principal sum and accrued interest under this Note to the extent required by the Stock Pledge Agreement, on even date herewith, by and among the Maker and the Holder (the “Pledge Agreement”).

2. Interest. The unpaid principal balance of this Note shall bear interest at a rate equal to 4.5 % per annum1, simple interest, from the date hereof until paid in full. All interest hereunder shall be calculated based on a 365-day year and paid for the actual number of days elapsed until the unpaid balance of this Note is paid in full. All accrued and unpaid interest shall be payable in full on the Maturity Date. Notwithstanding the foregoing, the rate of interest payable under this Note from time to time shall in no event exceed the maximum rate, if any, permissible under applicable law.

3. Prepayment. The Maker may prepay, in whole or in part, the outstanding principal and accrued interest under this Note without penalty. Any such payment shall be made by tender to the Holder of funds by check or wire transfer.

[1]	Based on the federal interest rates for direct unsubsidized federal student loans and new mortgage loans as of June 5, 2014.

4. Security Interest. Payment of this Note is secured by all of the real, personal, tangible and intangible property and assets of the Maker (collectively, the “Collateral”) including, but not limited to, the Shares as provided in a Pledge Agreement (of which the Holder shall have a first-priority security interest in all of the Shares). The Maker hereby pledges and grants to Holder a continuing security interest in all of its right, title, and interest in the Collateral to secure performance of the Maker’s obligations under this Note.

5. Repurchase. In the event the Holder at any time exercises its Repurchase Right pursuant to Section 4 of the Purchase Agreement or its right of first refusal pursuant to Section 5 of the Purchase Agreement, the Maker shall make a payment under this Note in an amount equal to the aggregate gross proceeds received from the Company for the Shares being repurchased at such time.

6. Defaults and Remedies.

(a) Events of Default. An “Event of Default” shall occur if:

(i) the Maker shall default in the payment of the principal and interest of this Note, when and as the same shall become due and payable and shall not have cured such default within ten (10) business days of the due date;

(ii) the Maker shall commit a breach of or default under the Purchase Agreement, any other provision of this Note, or the Pledge Agreement;

(iii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of the Maker, or of a substantial part of his or her property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker, or for a substantial part of his or her property or assets; and such proceeding or petition shall continue undismissed for sixty (60) days, or an order or decree approving or ordering any of the foregoing shall be entered; or

(iv) the Maker shall (a) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (b) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (iii) of this Section 6(a), (c) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Maker, or for a substantial part of his or her property or assets, (d) file an answer admitting the material allegations of a petition filed against him or her in any such proceeding, (e) make a general assignment for the benefit of creditors, (f) become unable, admit in writing his inability or fail generally to pay his or her debts as they become due or (g) take any action for the purpose of effecting any of the foregoing.

(b) Remedies.

(i) Upon the occurrence of any Event of Default hereunder, Holder shall have all the legal and equitable rights and remedies available to it under this Note and applicable law, including, without limitation, (i) full recourse against the Collateral, and (ii) the right to declare all or part of the principal and accrued and unpaid interest under this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived in Section 9 below. THE MAKER ACCEPTS AND AGREES THAT THIS NOTE IS A FULL RECOURSE NOTE AND THAT THE HOLDER MAY EXERCISE ANY AND ALL LEGAL AND/OR EQUITABLE REMEDIES AVAILABLE TO IT UNDER APPLICABLE LAW.

(ii) The remedies of Holder as provided herein, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

7. Release and Termination. Upon payment in full of the outstanding principal balance of the Note and all accrued and unpaid interest thereon, Holder shall promptly execute and deliver to the Maker such documents, instruments, termination statements and releases as shall be requested by the Maker in order to terminate and discharge all of the liens, security interests and encumbrances created by or pursuant to this Note.

8. Loss, Etc., of Note. Upon receipt of evidence satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Maker if lost, stolen or destroyed, and upon surrender and cancellation of this Note if mutilated, and upon reimbursement of the Maker’s reasonable incidental expenses, the Maker shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

9. Waiver. The Maker hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an action is brought for collection under this Note, the Holder shall be entitled to receive all costs of collection, including, but not limited to, its reasonable attorneys’ fees.

10. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address set forth opposite below or at such other address(es) as Maker or Holder may designate by ten (10) days advance written notice to the other party hereto.

If to the Maker:

If to Holder:	Axonics Modulation Technologies 7575 Irvine Center Drive, Suite 200 Irvine, CA 92618 Attention: General Counsel

11. Transferability. This Note evidenced hereby may not be pledged, sold, assigned or transferred except in compliance with applicable federal and state securities laws. Any pledge, sale, assignment or transfer in violation of the foregoing shall be null and void.

12. Successors and Assigns. Subject to Section 11, all of the covenants, stipulations, promises, and agreements in this Note shall bind and inure to the benefit of the parties’ respective successors and assigns, whether so expressed or not.

13. Amendments. The provisions of this Note may not be waived, altered, amended or repealed, in whole or in part, except with the written consent of the Maker and the Holder.

14. Applicable Law. This Note shall be governed by the laws of the State of California, and the laws of such state (other than conflicts of laws principles) shall govern the construction, validity, enforcement and interpretation hereof, except to the extent federal laws otherwise govern the validity, construction, enforcement and interpretation hereof.

15. Attorneys’ Fees. In the event that any dispute among the parties to this Note should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Note, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

16. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney or other agent for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Maker’s creditors’ rights and involving a claim under this Note, then the Maker shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, financial advisory fees and attorneys’ fees and disbursements.

17. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed as of the Issuance Date set forth above.

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